News Release

Contact:
Angie Yang
SVP, Director of Investor Relations
& Corporate Communications
213-251-2219
angie.yang@BBCNbank.com

BBCN BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.11 PER SHARE

LOS ANGELES - June 27, 2016 - BBCN Bancorp, Inc. (NASDAQ: BBCN) today announced that its Board of Directors declared a quarterly cash dividend to $0.11 per share. The dividend is payable on or about July 22, 2016 to all stockholders of record as of the close of business on July 8, 2016.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the holding company of BBCN Bank, the largest Korean-American bank in the nation with $8.1 billion in assets as of March 31, 2016. Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 50 branches in California, New York, New Jersey, Illinois, Washington and Virginia; eight loan production offices in Seattle, Denver, Dallas, Atlanta, Northern California, Annandale, Virginia, Portland, Oregon and Fremont, California; and a representative office in Seoul, Korea. BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

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